As Filed with the Securities and Exchange Commission on September 5, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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One Targeting Centre

Windsor, CT 06095

Dear Fellow Stockholder:

On or about August 10, 2006, we mailed to you a proxy statement relating to a special meeting of our stockholders scheduled for September 13, 2006, to consider a proposal to approve the Agreement and Plan of Merger, dated as of July 5, 2006, among ADVO, Inc. (“ADVO”), Valassis Communications, Inc. (“Valassis”) and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis, pursuant to which ADVO stockholders will have the right to receive $37.00 in cash per share upon completion of the merger.

On August 30, 2006, Valassis commenced litigation in the Delaware Chancery Court seeking to rescind the merger agreement. We believe that Valassis’ claims are nothing more than an extreme case of “buyer’s remorse” arising from the negative reaction by Valassis’ stockholders and analysts to the announcement of the transaction. The lawsuit appears to be a tactic designed to pressure ADVO to agree to a price lower than the parties’ binding agreement requires.

Valassis’ complaint makes a series of unfounded charges that impugn the integrity of management and strength of ADVO’s business. ADVO rejects Valassis’ claims as having no legal merit and stands by the financial disclosures and the certifications of the company’s principal executive and principal financial officers, set forth in the company’s most recent Form 10-Q, filed on August 10, 2006.

ADVO remains committed to the transactions contemplated by the binding merger agreement and will vigorously defend itself against Valassis’ claims. We plan to file an answer to Valassis’ complaint promptly with the Delaware Chancery Court, as well as a counterclaim that will ask the court to order Valassis to perform its obligations under the merger agreement, including consummating the merger at the agreed upon price of $37 per share.

Enclosed is a supplement to our proxy statement dated August 10, 2006, which provides additional information for your consideration in voting on the adoption of the merger agreement at ADVO’s special meeting of stockholders. The time, date and place of the special meeting of our stockholders have not changed. The special meeting will still be held on September 13, 2006, at 10 a.m., Eastern Time, at One Targeting Centre, Windsor, CT. Only stockholders who owned common stock at the close of business on August 4, 2006, the record date for the special meeting, will be entitled to vote at the special meeting.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger, the merger agreement and the other transactions contemplated by the merger agreement. If you have not already done so, please vote TODAY by telephone, at 1-866-540-5760, or Internet, at http://www.proxyvoting.com/ad, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, in each case in accordance with the instructions on the proxy card. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $37.00 in cash per share, without interest, of the ADVO common stock you own, unless you have properly exercised your appraisal rights. On July 5, 2006, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $24.26 per share. On September 1, 2006, the last full trading day prior to the printing of this supplement, and following the announcement by Valassis of its litigation seeking to rescind the merger agreement, the closing price of our common stock was $30.99 per share.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. If you have questions about the special meeting or the merger after reading this supplement or the proxy statement, or if you would like additional copies of this supplement, the proxy statement or the proxy card, you should contact our proxy solicitors, Mellon Investor Services LLC, at 1-866-768-4962.

We urge you to read this supplement carefully and in its entirety, as well as our proxy statement dated August 10, 2006.

Sincerely,

S. Scott Harding Chief Executive Officer

This supplement is dated September 5, 2006, and is first being mailed to ADVO stockholders on or about September 5, 2006.

UPDATE TO BACKGROUND OF THE MERGER

The following information supplements information previously provided in the section entitled “Background to the Merger” beginning on page 14 of the August 10, 2006 proxy statement.

On July 26, 2006, Messrs. S. Scott Harding, ADVO’s Chief Executive Officer, Jeffrey Epstein, ADVO’s Executive Vice President and Chief Financial Officer, and Christopher Hutter, National Vice President, Finance, called Messrs. Al Schultz, Valassis’ Chairman, President and Chief Executive Officer, and Robert Recchia, Valassis’ Executive Vice President and Chief Financial Officer, to apprise them of ADVO’s expected results for the quarter ended July 1, 2006, furnish them a draft of the quarterly earnings press release to be issued the following week, and provide them with a draft of Mr. Harding’s quarterly report to ADVO’s audit committee and its board of directors. ADVO management further discussed ADVO’s results with Valassis management on July 28, 2006.

On August 2, 2006, ADVO reported its earnings for the third quarter ended July 1, 2006. ADVO reported that revenue for its third fiscal quarter ended July 1, 2006 was $386.8 million versus $353.6 million in the prior year quarter, and operating income was $12.7 million versus $22.4 million in the prior year quarter. Diluted E.P.S. was $0.22 versus $0.41 in the prior year quarter. The third fiscal quarter of 2006 contained a planned extra week versus the prior year period due to the ADVO’s 52/53 week fiscal year. Both third quarter of 2006 and third quarter of 2005 contained certain non-recurring costs. Included in the third fiscal quarter of 2006 was a charge of $0.03 in E.P.S. related to the previously announced closure of ADVO’s Memphis production facility, the new newspaper agreement in Southern California, and the outsourcing of ADVO’s graphics print services. ADVO also incurred expenses of approximately $0.05 in E.P.S. related to the anticipated merger with Valassis.

On the same day, following additional discussions between representatives of ADVO and Valassis regarding these results and ADVO’s preliminary update of its expected fiscal fourth quarter results over the prior week, Valassis’ Board of Directors sent a letter to Mr. John Mahoney, ADVO’s Chairman of the Board, describing their concerns with respect to ADVO’s third quarter results and ADVO management’s fourth quarter forecast, and the impact of the implementation of ADVO’s new order delivery system, known as the Service Delivery Redesign project (“SDR”), on its internal controls. Valassis’ Board requested that ADVO’s board instruct management to continue to cooperate fully with Valassis by, among other things, providing information and documentation relating to these matters.

On August 4th, Messrs. Mahoney and Harding sent a letter responding to Valassis’ letter. They gave assurances that ADVO’s management would continue to cooperate with Valassis’ reasonable requests to access information and stated that ADVO expected to have the requested information ready and personnel made available to meet with the Valassis team the following week.

During the following week, ADVO’s senior management continued to discuss the third quarter and expected fourth quarter results with Valassis’ management and added over eighty documents to the data room in response to Valassis’ requests for additional information. In addition, ADVO’s management met in Windsor, Connecticut on August 7th and 8th with Valassis’ management and a representative of Deloitte & Touche, Valassis’ independent public accountants, to discuss these matters extensively and to respond to their questions. On August 8th, the Valassis team indicated that they had no need to extend the meetings.

On August 14th, Mr. Schultz advised Mr. Harding that Valassis had retained KPMG to verify ADVO’s quarterly results. ADVO learned the following day that KPMG was serving as forensic accountants and that Valassis was demanding that KPMG be given immediate and unfettered access to ADVO documents, including “[a]ll internal communication regarding changes in forecasts/projections and financial impact of system conversion,” an “electronic download” of ADVO’s general ledger for fiscal 2005 and 2006, and “[a]ll budgets, including drafts, prepared for fiscal years 2005, 2006 and 2007.” Valassis also said that its forensic accountants “need[ed] access to appropriate people [i.e., ADVO employees] as necessary to answer questions and provide information in various areas of review.”

On August 16th, ADVO advised Valassis that it would provide KPMG “read-only” access to ADVO’s general ledger and board minutes at ADVO’s offices on August 17, 2006 and would meet with KPMG on August 21 to answer their questions. On August 17, 2006, representatives of KPMG went to ADVO’s offices and requested, among other things, an electronic download of ADVO’s general ledger, as well as one-on-one meetings with any ADVO employees that KPMG wanted to interview. ADVO provided read-only access to ADVO’s general ledger, as previously agreed, but advised KPMG’s representatives that ADVO management would not be available to respond to their questions until August 21, 2006. ADVO requested that KPMG submit their questions in advance, so that ADVO management could appropriately prepare for this meeting. ADVO held a special board meeting on August 17, 2006 to update the directors with respect to these developments.

On August 18, 2006, Valassis’ counsel sent a letter to ADVO’s counsel stating that Valassis refused to provide in advance the questions and topics that KPMG would want to discuss with ADVO management, and demanded that KPMG be permitted to review and get copies of “anything related to the financial condition of ADVO without exception,” and be provided “full access to any ADVO employee it wishes on a one-to-one basis.” ADVO’s counsel responded by letter the same day stating that the merger agreement entitled Valassis to “reasonable access” to ADVO’s records and personnel, that Valassis’ demands were unreasonable and, that, under the circumstances, the meeting that had been scheduled for August 21, 2006 would be postponed.

Over the following week, ADVO’s and Valassis’ management and representatives continued to discuss Valassis’ requests to provide KPMG additional access to ADVO’s personnel and information, and the scope of the “reasonable access” provisions contained in the merger agreement. On August 28, 2006, Messrs. Harding, Mahoney and Epstein met at Valassis’ request with Messrs. Schultz and Recchia. Mr. Schultz advised ADVO that, “based on where things stand today and what we now know, we cannot advise our Board of Directors to move forward” with the definitive merger agreement with ADVO. Mr. Schultz reiterated Valassis’ demand for ADVO to provide KPMG “full and unfettered access” to all ADVO personnel and documents.

The next day, Messrs. Harding and Mahoney sent the following letter to the Valassis Board of Directors:

August 29, 2006

Valassis Communications, Inc. Board of Directors

19975 Victor Parkway

Livonia, MI 48152

Attention:	Barry P. Hoffman
Secretary to the Board of Directors

Ladies and Gentlemen:

We met yesterday at Valassis’ request with Messrs. Schultz and Recchia, who advised us that, “based on where things stand today and what we now know, we cannot advise our Board of Directors to move forward” with the definitive merger agreement with ADVO. Messrs. Schultz and Recchia reiterated their demand for ADVO to provide “full and unfettered access” to all ADVO personnel and documents in order for the forensic accounting firm retained by Valassis to conduct a full-scale investigation of ADVO’s recent and projected financials, as well as the information made available by ADVO to Valassis prior to the execution of the merger agreement. Valassis’ recent actions and statements have raised substantial doubts in our minds as to whether Valassis intends to close the transaction on September 15, 2006, as required by the merger agreement (assuming ADVO stockholders approve the merger at the special stockholders meeting on September 13, 2006).

We are deeply troubled by the position Valassis management is taking. It appears that Valassis is suffering from a severe case of “buyer’s remorse,” arising from the negative reaction by Valassis’ stockholders and analysts to the announcement of the transaction, and perhaps exacerbated by Valassis’ own continuing financial weakness and an increasing interest rate environment that is making its acquisition financing costs more expensive than Valassis expected. We are concerned that Valassis’ motives in retaining a forensic accounting team, and its demands regarding unfettered access, are for the primary purpose of delaying the closing of the merger while it seeks to develop a rationale to back out of its merger agreement. However, regardless of Valassis’ intentions in making its demands, there is no legal basis whatsoever for Valassis not to move forward with the definitive merger agreement:

•	The access rights under Section 5.02 of the merger agreement are for “reasonable access” to information concerning ADVO’s business as Valassis “may reasonably request,” provided, among other things, that such access does not “unreasonably disrupt” ADVO’s operations. Over the course of the last month, since ADVO advised Valassis of its third quarter financial results, ADVO has provided substantial documentation and access to Valassis and its representatives, including a two-day meeting with Valassis’s management and Deloitte on August 7 and 8 at which ADVO responded to all of Valassis’s inquiries. ADVO stands ready to continue to provide “reasonable access” to Valassis that does not “unreasonably disrupt” ADVO’s operations, but “reasonable access” is not “full and unfettered access,” as Valassis has been demanding.

•	While Valassis management has cited concerns regarding changes in ADVO’s financial results for April and May 2006, the merger agreement contains no representations and warranties regarding any financial information for periods after March 25, 2006—the date of ADVO’s most recent financial statements filed with the SEC before the execution of the Merger Agreement on July 5. ADVO made representations and warranties with respect to the financial statements it had filed with the SEC prior to July 5, but Valassis has made no claim that any of these SEC filings contained any untrue statements of material fact.

•	Valassis has also raised concerns with respect to ADVO’s Q3 and Q4 2006 forecasts. But the Merger Agreement contains no representations or warranties with respect to any forecasts, including Q3 and Q4. While it is true that ADVO did represent and warrant that there had been no “Material Adverse Change” between March 25, 2006 and July 5, 2006, that representation and warranty is plainly true:

•	First, as a contractual matter, the definition of “Material Adverse Change” in the merger agreement is very limited, and excludes any effects or changes arising out of or relating to five separate categories of carve-outs including, for example, “changes affecting generally the industries in which [ADVO] or its Subsidiaries conduct business, as long as such changes do not substantially disproportionately affect [ADVO].” As we noted in our letter to you of August 4, 2006, other companies in ADVO’s industry, including Valassis, Harte-Hanks and a number of newspaper companies, had significantly disappointing financial results in the second calendar quarter of 2006—which is the only period covered by ADVO’s representation with respect to the absence of a Material Adverse Change. Indeed, Mr. Schultz stated in Valassis’ press release on July 27, 2006 that “The first half of 2006 has been disappointing for our business and the industry in general.” (emphasis added)

•	Second, as a legal matter, we are advised that Delaware law is clear that there is no Material Adverse Change “unless the company has suffered a [change] in its business or results of operations that is consequential to the company’s earnings power over a commercially reasonable period, which . . . would be measured in years rather than months.” In re IBP Shareholders Litig., 789 A.2d 14, 67 (Del. Ch. 2001). That case also held that a Material Adverse Change must result from “the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner.” No such “durationally-significant” change has occurred at ADVO.

•	Mr. Schultz also referenced yesterday a few developments in our business since the merger agreement was signed that could have a somewhat negative effect on our future results. We expect that Valassis is raising these issues in the context of the separate condition to your obligation to close the merger that, since July 5, 2006, there has not been a Material Adverse Change. However, this argument is subject to the same contractual and legal hurdles in trying to prove the occurrence of a Material Adverse Change that are discussed above, as well as the effect of other, positive developments that have occurred since July 5, 2006, including favorable discussions regarding additional newspaper alliances and the California court decision in the Sumuel case.

•	We categorically reject Mr. Schultz’s allusions yesterday to the possibility of fraud with respect to information ADVO provided to Valassis prior to the execution of the merger agreement. But even if there were any basis to such allegations—and Mr. Schultz did not provide any—Valassis repeatedly and expressly acknowledged that ADVO was disclaiming any representations with respect to such information, and that ADVO would have no liability with respect to Valassis’ use or reliance on such information:

•	In November 2005, Valassis and ADVO entered into a Mutual Non-Disclosure Agreement, in which Valassis acknowledged that the due diligence information to be provided by ADVO was “delivered ‘as is,’ and all representations or warranties, whether express or implied, . . . are hereby disclaimed.”

•	Thereafter, upon accessing ADVO’s electronic data room, each representative of Valassis was required to expressly confirm his or her agreement with several “Conditions of Access,” including the understanding that ADVO was “making no representations or warranties, express or implied, as to the accuracy or completeness of the information, and that [ADVO] will have no liability with respect to any use or reliance upon any of the information.”

•

We have been advised that, under Delaware law, language of the sort contained in the Mutual Non-Disclosure Agreement and “Conditions of Access” precludes a buyer from asserting that a seller’s misrepresentations—whether innocent, negligent or even fraudulent—induced the seller into entering into the contract. For example, in Great Lakes Chemical Corp. v. Pharmacia Corp., 788 A.2d 544 (Del. Ch. 2001), the buyer of a pharmaceuticals business claimed that the seller had fraudulently induced it to enter into their contract. The contract provided, however, that the seller would not be “subject to any liability to the Buyer . . . resulting from the distribution to the Buyer or the Buyer’s use of . . . any information, document, or material made available to the Buyer in certain ‘data rooms’” and that the seller made no “representation or warranty as to the accuracy or completeness of the information” provided to the buyer. Id. at 552. Based on this language, the court concluded that the buyer “was not entitled to justifiably rely on the [seller’s] statements,” and dismissed the buyer’s claims for rescission and damages based on fraudulent inducement. Id. at 556 at n.34. See also Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032, 1057 (Del. Ch. 2006) (“A party cannot promise . . . that it will not rely on promises and representations outside of the agreement and then shirk its own bargain in favor of a ‘but we did rely on those other representations’ fraudulent inducement claim.”) (citing many cases); In re IBP, 789 A.2d at 32, 73 &n. 180, 76 (where confidentiality agreement recited that seller made no representation or warranty as to the accuracy or completeness of due diligence material and that seller would have no liability resulting from buyer’s use of such material, claims for rescission of subsequent merger agreement based on alleged fraudulent inducement were barred).

•	Putting to one side the fact that Valassis is contractually precluded from asserting any claim of fraudulent inducement here, none of the purportedly misrepresented facts were “material.” Thus, ADVO provided Valassis with unaudited financial results for April and May 2006 that, it turned out, understated postage and distribution expense by approximately $1.5 million, and printing and paper expense by approximately $1.0 million, for that two month period. Given that ADVO’s annual postage and distribution expense is approximately $700 million, and that its annual printing and paper expense is approximately $180 million, the amount of the combined understatement of $2.5 million for this two-month period—less than 0.3% of the annual expenses for such items—is plainly immaterial “in light of the size and nature of [this $1.3 billion] transaction.” Allegheny Energy, Inc. v. DQE, Inc., 74 F. Supp. 2d 482, 518 (E.D. Pa. 1999). See also In re IBP, 789 A.2d at 68 (“A short-term hiccup in earnings should not suffice”; materiality must be “viewed from the longer-term perspective of a reasonable acquiror”). And, as to the claim that ADVO provided misleading forecasts, we are advised that the failure to achieve forecasts that were believed to be based on reasonable assumptions when made is not grounds for rescission. See In re IBP, 789 A.2d at 74.

•	In addition, the $2.5 million in April-June 2006 intra-quarter accounting adjustments referred to above were caused by ADVO’s transition to its new, $70 million, Oracle-based software system, known as SDR. SDR went live at the beginning of April, 2006. Large IT projects such as SDR are well-known for their complexity and go-live implementation challenges. ADVO intentionally scheduled SDR’s implementation for the beginning of the April-June fiscal quarter, so it could detect and correct any adjustments through its internal control process as part of its quarter-end closing. The SDR implementation process was fully disclosed to Valassis during due diligence. In fact, as Valassis knows, ADVO did not close its April monthly financial period until June due to SDR-related issues.

•	Finally, Valassis’ management’s private concerns expressed to us regarding ADVO’s future prospects are directly contrary to its public statements extolling the benefits of the business combination, even after ADVO had advised Valassis of its third quarter results. As Mr. Schultz said in the Valassis earnings call on July 27, 2006:

“The combination provides unparalleled reach and scale for our customers and gives them the ability to see the needle move from a sales perspective. We clearly believe that the Valassis customer base will extend the reach of their current advertising campaigns by using ADVO’s national shared mail footprint, providing the combined entity with high incremental margin potential.”

We note that counsel for ADVO in this transaction also served as counsel to IBP in the litigation cited above. We are struck by the similarity between our situation and the IBP situation, where the buyer (Tyson) also came down with a case of “buyer’s remorse” and sought to avoid its contractual obligations to close. We are advised that it took only two-and-a-half months for IBP to obtain a final decree from the Delaware Court of Chancery requiring Tyson to close on the parties’ agreed-upon terms. In addition to suffering the public embarrassment of losing the litigation, Tyson (as the acquiring company) was in effect required to pay both sides’ legal fees and it lost valuable time that would have been better spent on integration of the two companies.

For Valassis to try to back out of its binding merger agreement less than two months after it was signed, on such a flimsy factual pretext in the face of compelling legal precedents on ADVO’s side, will raise substantial and lasting concerns among investors and the financial community generally regarding the credibility and competence of Valassis management. Unless Valassis’ Board promptly reaffirms its commitment to consummating the merger on the terms set forth in the merger agreement, it will likely become necessary for ADVO to provide supplemental disclosures to its stockholders under the federal proxy rules regarding Valassis’ apparent intention not to go forward with the merger agreement, and to take whatever other steps are appropriate to enforce ADVO’s rights.

We strongly believe that it is in the best interests of both parties to work together to complete a successful business combination of the two companies. The vision that Mr. Schultz articulated in his initial March 29th letter to our board—of creating the clear leader in the marketing services industry with a diversified platform with a much broader customer base with multiple distribution channels—is as valid today as it was in March. As his letter predicted, the synergy opportunities are even greater than Valassis had initially identified on its own; indeed, even greater than what Valassis expected at the time the merger agreement was signed. ADVO stands ready to continue to comply with its obligations under the merger agreement, and to discuss with Valassis the timing for the closing that will meet the interests and objectives of both parties.

Very truly yours,

/s/ S. SCOTT HARDING	/s/ JOHN MAHONEY
S. Scott Harding Chief Executive Officer	John Mahoney Chairman of the Board

cc:	Board of Directors of ADVO, Inc.
Al Schultz
Amy S. Leder, Esq.

ADVO held a special board meeting on the afternoon of August 30, 2006 to update its directors on the continuing discussions with Valassis. During the course of this meeting, Valassis and its representatives called ADVO and its representatives to advise them that the Valassis Board had unanimously approved commencing litigation against ADVO later that afternoon unless ADVO would agree within one hour to two demands: (1) to provide Valassis with full and unfettered access to all ADVO personnel and documents, and (2) to enter into good faith negotiations regarding the purchase price for the ADVO shares in the merger. This was the first time that Valassis had proposed renegotiating the purchase price set forth in the definitive merger agreement, and ADVO’s Board of Directors promptly rejected those demands.

VALASSIS LITIGATION

On August 30, 2006, Valassis filed a complaint against ADVO in the Court of Chancery of the State of Delaware seeking to rescind the Merger Agreement. Valassis claims that ADVO: (1) withheld material information and made fraudulent misrepresentations to induce Valassis to enter the Merger Agreement; (2) has suffered a “material adverse change” under the terms of the Merger Agreement; (3) breached its representation in the Merger Agreement that its system of internal controls complies with applicable law; (4) breached a provision in the Merger Agreement that obliges ADVO to provide Valassis with “reasonable access” to ADVO’s books, records and personnel.

Valassis’ complaint seeks the following relief from the Delaware Chancery Court: (1) rescission of the Merger Agreement; (2) declarations that a “material adverse change” has occurred with respect to ADVO’s business and that ADVO has breached its representation concerning its internal controls and its obligation to provide Valassis with reasonable access to ADVO’s books, such that Valassis is excused from its obligations under the Merger Agreement; and (3) damages, costs and attorneys’ fees.

ADVO plans to file promptly with the Delaware Chancery Court an answer to Valassis’ complaint, as well as a counterclaim that will ask the court to order Valassis to perform its obligations under the merger agreement, including consummating the merger at the agreed upon price of $37 per share.

UPDATE TO GOVERNMENT AND REGULATORY APPROVALS

ADVO and Valassis filed their respective notification and report forms with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission (“FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules on July 19, 2006, and the FTC granted early termination of the applicable waiting period on August 14, 2006. Therefore, the parties have received the antitrust regulatory clearance required to allow the merger to be consummated.

FORWARD-LOOKING STATEMENTS

This supplement and the proxy statement contain statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “expect,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the following:

•	we may be unable to obtain the required stockholder approval for the merger at the special meeting;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•	the adverse results of potential or actual litigation, including those matters described in this supplement and the Company’s other public filings regarding the lawsuit filed by Valassis in connection with the merger agreement;

•	disruptions and uncertainty resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our business flexibility prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	governmental regulation or legislation affecting aspects of ADVO’s business may be enacted;

•	general changes in customer demand and pricing may occur;

•	the retail sector may experience further consolidation;

•	economic and political conditions may impact advertising spending and ADVO’s distribution system, postal and paper prices,

•	the efficiencies expected from technology upgrades may not be achieved,

•	interest rates and other general economic factors may fluctuate;

•	the merger may involve unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended September 24, 2005, under the headings “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Quantitative and Qualitative Discussions About Market Risk.”

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. Our business is promotional in nature, and we serve our clients on a “just in time” basis. As a result, fluctuations in the amount, timing, pages and weight, and kinds of advertising pieces can vary significantly from period to period, depending our customers’ promotional needs, inventories and other factors. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this supplement or the proxy statement, or if you would like additional copies of this supplement, the proxy statement or the proxy card, you should contact our proxy solicitors, Mellon Investor Services LLC, at 1-866-768-4962.

You should rely only on the information contained in this supplement or the proxy statement. We have not authorized anyone to provide you with information that is different. The information contained in supplement speaks only as of the date of this supplement, unless the information specifically indicates that another date applies. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.